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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               EATON CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 E. R. FRANKLIN
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, schedule or registration statement no.:
(3) Filing party:
(4) Date filed:
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

                             [EATON COVER ARTWORK]

                        ANNUAL MEETING OF SHAREHOLDERS

                                                 EATON
1994
- -----
NOTICE OF
MEETING
PROXY
STATEMENT

NOTICE OF MEETING

The 1994 annual meeting of Eaton Corporation shareholders will be held Wednesday, April 27, at 10:30 A.M. local time at The Forum Conference and Education Center, One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114, for the purpose of:

1. Electing directors;

2. Adopting Amended Articles of Incorporation to increase the authorized number of common shares from 150 million to 300 million;

3. Ratifying the appointment of independent auditors; and

4. Considering reports and such other business, including a shareholder proposal, as may properly come before the meeting.

These matters are more fully described in the following pages.

The record date for the meeting has been fixed by the Board of Directors as the close of business on February 28, 1994. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

Earl R. Franklin
Secretary

March 18, 1994

Your Vote Is Important

To vote your shares, please indicate your choices, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope. You will save your company the expense of a second mailing by returning your proxy card promptly.

                 CONTENTS

                                        PAGE
                                        -----
PROXY STATEMENT ........................    3
Proxy Solicitation .....................    3
Voting at the Meeting ..................    3
Election of Directors ..................    4
Board Committees .......................    9
Transactions with Associates of Eaton
  Directors, Nominees and Executive
  Officers .............................   10
Compensation of Directors ..............   10
Executive Compensation .................   11
Adoption of Amended Articles of
  Incorporation ........................   25
Ratification of the Appointment of
  Independent Auditors .................   26
Shareholder Proposal ...................   26
Other Business .........................   28
Ownership of Outstanding Voting
  Shares................................   28
Future Shareholder Proposals ...........   29

PROXY STATEMENT

EATON CORPORATION
Eaton Center
Cleveland, Ohio 44114-2584
(216) 523-5000

- ----------------------------------------------

This proxy statement and the accompanying proxy form are scheduled to be sent to shareholders on March 18, 1994. Eaton's annual report for the year ended December 31, 1993 is scheduled to be mailed to shareholders beginning March 16, 1994.

PROXY SOLICITATION

Eaton's Board of Directors solicits your proxy, in the form enclosed, for use at the 1994 annual meeting of shareholders and at any adjournments thereof. The persons appointed by the enclosed form of proxy have advised the Board that it is their intention to vote at the meeting in compliance with instructions on all forms of proxy tendered by shareholders and, where no contrary instruction is indicated on the proxy form, for the election of the persons nominated to serve as directors, for adoption of the Amended Articles of Incorporation, for ratification of the appointment of Ernst & Young as independent auditors and against the shareholder proposal. These matters are described in the following sections of this proxy statement.

Any shareholder giving a proxy in the form enclosed has the power to revoke it by giving Eaton written notice before the meeting or by revoking it at the meeting. All properly executed proxies not revoked will be voted at the meeting.

In addition to soliciting proxies through the mail, certain employees may solicit proxies in person or by telegraph and telephone. Eaton has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for a fee estimated at $7,000. Brokerage firms, nominees, custodians and fiduciaries may be requested to forward proxy soliciting material to the beneficial owners of shares of record. All reasonable soliciting costs will be borne by Eaton.

VOTING AT THE MEETING

Each Eaton shareholder of record at the close of business on February 28, 1994 is entitled to one vote for each share then held. On February 28th, 72,388,454 Eaton common shares (par value, 50c each) were outstanding and entitled to vote.

At the 1994 annual meeting, in accordance with Ohio law and Eaton's Amended Regulations, the inspectors of election appointed by the Board of Directors for the annual meeting will determine the presence of a quorum and will tabulate the results of shareholder voting. As provided by Ohio law and Eaton's Amended Regulations, Eaton shareholders present in person or by proxy at the 1994 annual meeting will constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for these purposes. The inspectors will also treat as "present" shares held in "street name" by brokers that are voted on at least one proposal to come before the 1994 annual meeting.

Director nominees receiving the greatest number of votes will be elected directors. Votes withheld in respect of the election of directors will not be counted in determining the outcome of the election. Adoption of all other proposals to come before the 1994 annual meeting will require the affirmative vote of the holders of a majority of the outstanding Eaton common shares, which requirement is consistent with the general vote requirement in Eaton's Amended Articles of Incorporation. The practical effect of this vote requirement will be that abstentions and shares held in "street name" by brokers that are not voted in respect of such proposals will be the same as votes against such proposals.

As provided by Ohio law, each shareholder is entitled to cumulative voting rights in the election of directors if any shareholder gives written notice to the President or a Vice President or the Secretary of Eaton at least 48 hours before the time fixed for the meeting, stating that cumulative voting is desired, and if an announcement of such notice is made at the beginning of the meeting by the Chairman or Secretary, or by or on behalf of the shareholder who gave the notice. If cumulative voting is in effect with respect to an election of directors, each shareholder then has the right to cumulate his or her voting power by giving one nominee that number of votes which equals the number of directors to be elected multiplied by the number of the shareholder's votes, or by distributing his or her votes on the same principle among two or more nominees, as he or she sees fit. In the event that cumulative voting is in effect with respect to an election of directors, the persons named in the proxy will vote the shares represented by the proxy cumulatively for such of the nominees as they may in their discretion determine, except that no votes with respect to any proxy will be cumulated for any nominee for whom the shareholder executing the proxy has directed that his or her vote be withheld.

1. ELECTION OF DIRECTORS

The Board of Directors is presently composed of thirteen members. The terms of five directors will expire in April, 1994, and those directors have been nominated for re-election. Three of the nominees were elected at the 1991 annual meeting; one was elected at the 1992 annual meeting; and the fifth nominee, Alexander M. Cutler, was elected by the Board on September 22, 1993 (see pages 5 and 6).

Arthur Dole III, a director since 1969, having attained the normal retirement age, will resign as director at the conclusion of the annual meeting of shareholders on April 27. Victor A. Pelson has been nominated to fill the vacancy thus created, and Henry T. Yang has been nominated for election to a term ending April, 1995 (see page 6). Following the annual meeting, the Board of Directors will be composed of fourteen members.

Should any of the nominees become unable or decline to serve, the persons named in the enclosed proxy shall have discretionary authority to vote for substitutes. Management, however, has no reason to believe that this will occur.

Company policy calls for normal retirement of non-employee directors at age 68. Non-employee directors are expected to serve until the annual shareholders meeting following their 68th birthday.

Following is biographical information about each nominee and each director continuing in office.

NOMINEES FOR ELECTION TO TERMS ENDING IN 1997 AND UNTIL THEIR SUCCESSORS ARE ELECTED AND HAVE QUALIFIED:

ALEXANDER M. CUTLER,     PHYLLIS B. DAVIS, 62,    STEPHEN R. HARDIS, 58,   HOOPER G. PATTILLO, 67,
42, is Executive Vice    is former Senior Vice    is Vice Chairman and     is Chairman of the
President and Chief      President, Corporate     Chief Financial and      Board and President of
Operating Officer --     Affairs of Avon          Administrative Officer   the Pattillo
Controls of Eaton        Products, Inc., a        of Eaton Corporation.    Construction Company,
Corporation. He joined   manufacturer and         Mr. Hardis served as     Inc., an industrial
Cutler-Hammer, Inc. in   marketer of cosmetics,   Executive Vice           construction and
1975, which was          toiletries and jewelry.  President -- Finance     development company. He
subsequently acquired    Mrs. Davis joined Avon   and Administration       has occupied those
by Eaton, and became     in 1968, advanced to     prior to April, 1986.    positions since 1952.
President of Eaton's     Group Vice President     He joined Eaton in       He is a director of
Industrial Group in      (U.S.) in 1977 and was   1979. Mr. Hardis is a    John Harland Company,
1986. Mr. Cutler was     head of its sales and    director of First Union  Protective Life
named President of the   distribution from 1985   Realty Investment        Corporation, Simpson
Controls Group in 1989   to 1988. She became      Trust, Nordson           Paper Company, SunTrust
and Executive Vice       Corporate Senior Vice    Corporation,             Banks, Inc. and the
President -- Operations  President of Business    Progressive Corporation  Trust Company of
in 1991. He was elected  Development in 1989 and  and KeyCorp.             Georgia.
to his current           served as Senior Vice    DIRECTOR SINCE 1983      DIRECTOR SINCE 1979
position in September,   President, Corporate
1993.                    Affairs from
DIRECTOR SINCE           1990 until her
SEPTEMBER, 1993          retirement
                         in September, 1991.
                         Mrs. Davis is a
                         director of BellSouth
                         Corporation
                         and The TJX Companies,
                         Inc., and a trustee of
                         various open-end mutual
                         funds in the Fidelity
                         Group.
                         DIRECTOR SINCE 1991

NOMINEES FOR ELECTION TO TERMS ENDING AS INDICATED BELOW AND UNTIL THEIR SUCCESSORS ARE ELECTED AND HAVE QUALIFIED:

GARY L. TOOKER, 54, is         VICTOR A. PELSON, 56,          HENRY T. YANG, Ph.D.,
Vice Chairman and Chief        is Executive Vice              53, is Dean of Schools
Executive Officer of           President of AT&T and          of Engineering and
Motorola, Inc., a              Chairman of AT&T's             Armstrong Distinguished
manufacturer of                Global Operations Team.        Professor of
electronics equipment.         Mr. Pelson began his           Engineering at Purdue
Mr. Tooker joined              career with AT&T in            University. Dr. Yang
Motorola in 1962 and           1959 and has served in         joined Purdue in 1969.
advanced to the                many executive                 He serves on the Board
position of Senior             positions, most                of Space Industries
Executive Vice                 recently as Group              International, Inc., on
President and Chief            Executive and President        the Pratt & Whitney
Corporate Staff Officer        responsible for AT&T's         Technical Advisory
in 1986. He became             Communications Services        Committee of United
Chief Operating Officer        Group. He is a director        Technologies
in 1988, President in          of AT&T, as well as a          Corporation and on the
1990 and Vice Chairman         member of its                  Academic Advisory Board
and Chief Executive            Management Executive           of the National Academy
Officer in December,           Committee, and a               of Engineering.
1993.                          director of United             TERM ENDING 1995
DIRECTOR SINCE 1992            Parcel Service.
TERM ENDING 1997               TERM ENDING 1996

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL APRIL, 1995:

NEIL A. ARMSTRONG, 63,   WILLIAM E. BUTLER, 63,   A. WILLIAM REYNOLDS,     JOHN S. RODEWIG, 60, is
is former Chairman of    is Chairman and Chief    60, is Chairman and      President of Eaton
Computing Technologies   Executive Officer of     Chief Executive Officer  Corporation and Chief
for Aviation, Inc., a    Eaton Corporation. Mr.   of GenCorp Inc., a       Operating Officer --
computer systems         Butler joined Eaton in   technology-based         Vehicle Components. Mr.
company, a position he   1957, becoming           company with positions   Rodewig served as
held from 1982 until     President of the         in aerospace,            Operations Vice
1992. He is a director   Automotive Components    automotive and polymer   President for Truck
of Cincinnati Gas &      Group in 1979 and        products. Mr. Reynolds'  Components -- Europe
Electric Company,        President and Chief      association with         from 1979 and in 1989
Cincinnati Milacron,     Operating Officer in     GenCorp began in         advanced to Vice
Inc., RMI Titanium Co.,  1989. He was elected     September, 1984, as      President -- Truck
Thiokol Corporation,     President and Chief      President and Chief      Components Worldwide. He
UAL Corporation and USX  Executive Officer in     Operating Officer. He    was elected President of
Corporation.             September, 1991 and      became Chief Executive   the Truck Components
DIRECTOR SINCE 1981      became Chairman and      Officer in August, 1985  Group in January, 1991,
                         Chief Executive Officer  and Chairman in          was named President-
                         in January, 1992. Mr.    January, 1987. Mr.       Elect and Chief
                         Butler is a director of  Reynolds is a director   Operating Officer in
                         Bearings, Inc., Ferro    of Boise Cascade         September, 1991 and
                         Corporation, Pitney      Corporation and          assumed the presidency
                         Bowes Inc. and Zurn      Chairman of the Federal  in January, 1992. He was
                         Industries, Inc.         Reserve Bank of          elected to his present
                         DIRECTOR SINCE 1989      Cleveland.               position in September,
                                                  DIRECTOR SINCE 1987      1993. He has been
                                                                           associated with Eaton
                                                                           since 1956. Mr. Rodewig
                                                                           is a director of Hayes
                                                                           Wheels International,
                                                                           Inc. and FKI plc.
                                                                           DIRECTOR SINCE 1992

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL APRIL, 1996:

CHARLES E. HUGEL, 65,          JOHN R. MILLER, 56, is         FURMAN C. MOSELEY, 59,
is former Chairman and         President and Chief            is Chairman of Simpson
Chief Executive Officer        Executive Officer of           Paper Company, having
of Combustion                  TBN Holdings Inc., a           been elected to that
Engineering, Inc., a           company engaged in the         position in 1969. He is
provider of products           acquisition of                 also President of
and services for the           environmental companies        Simpson Investment
power, process,                primarily in the               Company, holding
automation,                    resource recovery and          company for Simpson
environmental control          recycling business. He         Paper and Simpson
and other markets. Mr.         was President, Chief           Timber Company. Mr.
Hugel became President         Operating Officer and a        Moseley is a director
and Chief Executive            director of The                of Owens-Corning
Officer of Combustion          Standard Oil Company           Fiberglas Corporation.
Engineering, Inc., in          from August, 1980              DIRECTOR SINCE 1975
April, 1984 and                through March, 1986.
Chairman and Chief             Mr. Miller formerly
Executive Officer in           served as Chairman of
July, 1988. He was             the Federal Reserve
Chairman of Asea Brown         Bank of Cleveland and
Boveri Inc. from               is a director of
January, 1990 to               American Waste
February, 1991 and,            Services, Inc., ManGill
until his retirement in        Chemical and Summit
December, 1991, was            Environmental Group,
advisor to the Chief           Inc.
Executive Officer. Mr.         DIRECTOR SINCE 1985
Hugel is a director of
Pitney Bowes Inc.
DIRECTOR SINCE 1978

BOARD COMMITTEES: Eaton's Board of Directors has standing Audit, Compensation, Executive, Finance, Organization and Nominating and Pension Review Committees.

AUDIT COMMITTEE. The functions of the Audit Committee include aiding directors in fulfilling the Board's responsibility for the quality of financial reporting, meeting with the Company's director of internal audits to review the annual internal audit plan and, subsequently, the results thereof, receiving and considering management recommendations regarding the appointment of independent auditors, meeting with the independent auditors and management to review the scope of and the plan for the annual audit and, subsequently, to review the results of the audit, reviewing any significant changes in accounting policies, reviewing the annual financial statements, serving as the auditors' access to the Board (for both internal and independent auditors) and providing oversight with respect to matters of business ethics. The Audit Committee held three meetings in 1993. The present members are Mrs. Davis and Messrs. Dole, Hugel, Pattillo and Reynolds.

COMPENSATION COMMITTEE. The functions of the Compensation Committee include recommending to the Board of Directors the salary of each elected officer and the retainer and attendance fees for non-employee directors, increasing or decreasing the incentive compensation pools generated under the corporate Executive Incentive Compensation Plan by up to 10%, establishing and determining the attainment of performance objectives under the Company's long-term incentive plans, administering stock option plans, reviewing compensation and benefit plans as they relate to key employees to determine that they remain equitable and competitive, as well as developing a program to analyze and recommend such plans for the long range, and evaluating the performance of the Chief Executive Officer. The Compensation Committee held five meetings in 1993. The present members are Messrs. Armstrong, Dole, Hugel, Miller and Moseley.

EXECUTIVE COMMITTEE. The functions of the Executive Committee include all of the functions of the Board of Directors other than the filling of vacancies in the Board of Directors or in any of its committees. The Executive Committee acts upon matters requiring Board action during the intervals between Board meetings. It did not meet in 1993. Messrs. Butler, Rodewig, Hardis and Cutler are members for the full twelve-month term; each of the other directors serves a four-month term.

FINANCE COMMITTEE. The functions of the Finance Committee include the periodic review of Eaton's financial condition and the recommendation of financial policies, analyzing Company policy regarding its debt-equity relationship, reviewing and making recommendations regarding the Company's dividend policy, reviewing the Company's cash flow, proposals for long-and short-term debt financing and the risk management program. The Finance Committee held three meetings in 1993. The present members are Messrs. Armstrong, Hardis, Miller, Moseley and Tooker.

ORGANIZATION AND NOMINATING COMMITTEE. The functions of the Organization and Nominating Committee include recommending and attracting qualified candidates as director nominees, recommending the number of directors to serve for each ensuing year, reviewing and recommending changes in the function and responsibility of each of the Board's committees, reviewing the evaluation of the performance of each officer (excluding the Chief Executive Officer), reviewing the succession planning for key officer positions, reviewing proposed organization or responsibility changes at the officer level and recommending the candidate to assume the position of Chief Executive Officer should the position become vacant due to unforeseen circumstances. The

Organization and Nominating Committee held three meetings in 1993. The present members are Messrs. Armstrong, Butler, Dole, Hugel, Miller and Moseley.

The Organization and Nominating Committee will consider persons for nomination to stand for election as directors who are recommended to it in writing by any Eaton shareholder. Any shareholder wishing to submit a recommendation to the committee for consideration as a nominee for election at the annual meeting of shareholders to be held in 1995 should send a signed letter of recommendation, to be received before November 4, 1994, to the following address: Eaton Corporation, Eaton Center, Cleveland, Ohio 44114-2584, attention Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee giving consent to be named as a candidate and, if nominated and elected, to serve as a director.

PENSION REVIEW COMMITTEE. The functions of the Pension Review Committee include periodically meeting with management pension committees and any other fiduciaries appointed by the Board, reviewing their performance and reporting to the Board suggested modifications to employee pension or profit-sharing retirement plans. The committee may retain the services of consultants to assist in the performance of its duties and responsibilities. The Pension Review Committee held one meeting in 1993. The present members are Mrs. Davis and Messrs. Hugel, Pattillo, Reynolds and Tooker.

The Board of Directors held eleven meetings in 1993. All of the directors attended at least 75% of the meetings of the Board and its committees except for Mr. Moseley and Mr. Tooker, who attended 71% and 73% of such meetings, respectively. Attendance at meetings of the Board and its committees as a whole averaged 92%.

TRANSACTIONS WITH ASSOCIATES OF EATON DIRECTORS, NOMINEES AND EXECUTIVE
OFFICERS: In the ordinary course of business during 1993, Eaton made purchases from AT&T, of which Victor A. Pelson is Executive Vice President and Chairman of the Global Operations Team, in the amount of approximately $9,591,000; from GenCorp Inc., of which A. William Reynolds is Chairman and Chief Executive Officer, in the amount of approximately $3,153,000; and from Motorola, Inc., of which Gary L. Tooker is Vice Chairman and Chief Executive Officer, in the amount of approximately $2,070,000. Also during 1993, in the ordinary course of business, sales were made to AT&T in the amount of approximately $12,088,000; and to Motorola, Inc. in the amount of approximately $4,586,000. The transactions described in this paragraph were, in the opinion of management, made on terms as favorable as those obtainable from non-associated parties.

COMPENSATION OF DIRECTORS: Employee directors are not compensated for their services as directors. Non-employee directors receive an annual retainer of $25,000, a fee of $1,000 for each Board meeting and each Board committee meeting attended and a fee of $1,000 for each special presentation attended on non-Board meeting days. If, however, a meeting of the Organization and Nominating Committee and a meeting of the Compensation Committee are attended on the same day, then the non-employee director receives only one committee meeting fee for both meetings. Non-employee directors who are chairmen of Board committees receive an additional annual retainer of $3,000, except for the chairman of the Audit Committee, who receives an annual retainer of $5,000.

Non-employee directors may elect to defer payment of all or part of their compensation as directors. Interest on the deferred payments generally is calculated at the rate specified in the directors' deferred compensation agreements. The rate of interest for any particular director is based upon the number of years until the normal retirement date and, in general, is higher than prevailing market rates of interest. Deferred amounts and accrued interest normally are paid in installments commencing upon the director's retirement. However, if determined by a committee of the Board, or, upon the occurrence of a proposed change in control of the Company (unless otherwise determined by such committee), the present value of the deferred amounts and future interest will be paid in a lump sum. A "proposed change in control" means the date upon which the Company agrees to sell substantially all of its assets, the date that Board membership changes by at least 25% in any two-year period (without approval of the continuing directors), or twenty days after (a) the commencement of a tender offer for 25% or more of the Company's shares, (b) the commencement of a merger solicitation or (c) the acquisition of 15% of the Company's shares.

In connection with serving on the Board of Directors of a subsidiary of the Company, Mr. Armstrong received $28,000 from the subsidiary for attendance fees and annual retainers for 1993. During 1993, he was granted by the subsidiary 10,000 "phantom" stock options under which cash payments may be provided based upon any increases in the book value per common share of the subsidiary.

Upon leaving the Board, non-employee directors with at least five years of service are eligible to receive an annual retirement benefit equal to the annual retainer in effect at the time such directors leave the Board. Directors having fewer than five years but more than one year of Board service at the time of their Board retirement receive a proportionately reduced annual benefit. The annual benefit is paid for the lesser of ten years or life. The present value of payments under this plan will be paid in a lump sum upon a proposed change in control of the Company as defined above, unless otherwise determined by a committee of the Board.

EXECUTIVE COMPENSATION: The following table summarizes the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Eaton for fiscal years 1993, 1992 and 1991.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM COMPENSATION
                                                             -------------------------------------------
                                                              AWARDS       PAYOUTS
                                                             --------     ---------
                               ANNUAL COMPENSATION            STOCK       LONG-TERM        ALL OTHER
   NAME AND PRINCIPAL     ------------------------------     OPTIONS      INCENTIVE       COMPENSATION
        POSITION          YEAR      SALARY       BONUS       (SHARES)      PAYOUTS            (1)
- --------------------------------------------------------------------------------------------------------
W. E. Butler              1993     $633,925     $634,623      43,100      $160,000          $241,317
  Chairman and Chief      1992      585,020      374,817      43,100       160,000           108,808
  Executive Officer       1991      464,490          -0-      31,700       100,000            20,931
J. S. Rodewig             1993     $399,190     $373,406      31,700      $ 57,500          $ 72,786
  President and Chief     1992      344,445      240,646      31,700        57,500            28,486
  Operating Officer --    1991      264,349          -0-      17,000        38,750            19,085
  Vehicle Components
S. R. Hardis              1993     $453,000     $348,045      23,600      $137,500          $250,447
  Vice Chairman and       1992      434,000      205,186      23,600       137,500           107,655
  Chief Financial and     1991      411,400          -0-      26,600       125,000            16,795
  Administrative Officer
A. M. Cutler              1993     $354,360     $292,822      21,300      $ 92,500          $ 21,910
  Executive Vice          1992      326,340      157,616      21,300        92,500            12,017
  President and Chief     1991      271,760          -0-      17,000        77,500            13,329
  Operating Officer --
  Controls
G. L. Gherlein            1993     $283,680     $184,583      12,600      $ 57,500          $ 87,296
  Executive Vice          1992      271,680      108,619      12,600        57,500            40,102
  President and           1991      250,740          -0-       8,900        56,250            15,546
  General Counsel
- --------------------------------------------------------------------------------------------------------

(1) All Other Compensation contains several components. The Eaton Corporation Share Purchase and Investment Plan permits an employee to contribute amounts ranging from 1% to 6% of his or her salary to the matching portion of the plan. The Company makes a contribution which, except in special circumstances, ranges between $.25 and $1.00 for each dollar contributed by participating employees, as determined under a formula based on the Company's quarterly earnings per common share. The amount the Company contributed to the plan during 1993 for each of the named executive officers was as follows: W. E. Butler, $9,301; J. S. Rodewig, $10,059; S. R. Hardis, $10,285; A. M. Cutler, $10,394; and G. L. Gherlein, $11,885. The Company maintains plans pursuant to which short-term and long-term incentive compensation may be deferred. Under the current rules of the Securities and Exchange Commission, earnings on such deferrals which are above rates established by the Internal Revenue Service for various tax law purposes must be disclosed in the Summary Compensation Table. The amount earned on these deferrals during 1993, at rates of return which were higher than those published by the Internal Revenue Service, for each of the named executive officers was as follows: W. E. Butler, $182,289; J. S. Rodewig, $45,354; S.
    R. Hardis, $222,679; A. M. Cutler, $726; and G. L. Gherlein, $61,987. The Company maintains a program under which each executive officer may acquire an automobile from the Company. The approximate cost to the Company of the program for each of the named executive officers for 1993 was as follows: W.
    E. Butler, $7,912; J. S. Rodewig, $7,720; S. R. Hardis, $9,728; A. M.
    Cutler, $8,892; and G. L. Gherlein, $9,876. The Company also provides certain executives, including the named executive officers, with the opportunity to acquire individual whole-life insurance. The annual premiums paid by the Company during 1993 for each of the named executive officers was as follows: W. E. Butler, $41,815; J. S. Rodewig, $9,653; S. R. Hardis, $7,755; A. M. Cutler, $1,898; and G. L. Gherlein, $3,548. Each executive officer is responsible for paying individual income taxes due with respect to the Company's automobile and insurance programs.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES: The following table contains information concerning the exercise of stock options during fiscal year 1993 and the value of unexercised stock options at the end of fiscal year 1993 with respect to the named executive officers.

                                                                                         TOTAL VALUE OF
                                                       TOTAL NUMBER OF                    UNEXERCISED,
                                                     UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                     SHARES                                HELD AT                          HELD AT
                   ACQUIRED ON                         FISCAL YEAR END                  FISCAL YEAR END
                    EXERCISE        VALUE       -----------------------------     ----------------------------
      NAME             (#)         REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
- --------------------------------------------------------------------------------------------------------------
W. E. Butler           None        $   None       194,898             -0-         $6,169,476          $ 0
J. S. Rodewig          None            None       104,098             -0-          3,436,066            0
S. R. Hardis          4,604         139,684       117,800             -0-          3,711,972            0
A. M. Cutler          2,820         127,938       105,698             -0-          3,292,513            0
G. L. Gherlein        6,045         301,313        64,898             -0-          2,010,812            0
- --------------------------------------------------------------------------------------------------------------

OPTION GRANTS: The following table gives information concerning grants of stock options made during fiscal year 1993 to each of the named executive officers.
No stock appreciation rights were granted during fiscal year 1993.

                                          INDIVIDUAL GRANTS
                        ------------------------------------------------------
                                        PERCENT OF
                                          TOTAL
                         NUMBER OF       OPTIONS                                   POTENTIAL REALIZABLE VALUE AT ASSUMED
                        SECURITIES      GRANTED TO                                      ANNUAL RATES OF STOCK PRICE
                        UNDERLYING      EMPLOYEES      EXERCISE                        APPRECIATION FOR OPTION TERM
                          OPTIONS       IN FISCAL      OR BASE      EXPIRATION     -------------------------------------
        NAME            GRANTED (#)      YEAR(1)        PRICE          DATE         0%         5%              10%
- -------------------------------------------------------------------------------------------------------
W. E. Butler               43,100           5.2%        $39.34        01/27/03       $0  $    1,068,199   $    2,695,931
J. S. Rodewig              31,700           3.8%         39.34        01/27/03        0         785,659        1,982,854
S. R. Hardis               23,600           2.8%         39.34        01/27/03        0         584,907        1,476,194
A. M. Cutler               21,300           2.6%         39.34        01/27/03        0         527,903        1,332,328
G. L. Gherlein             12,600           1.5%         39.34        01/27/03        0         312,281          788,138
- ----------------------------------------
All Shareholders(2)           N/A              N/A         N/A             N/A        0   2,596,010,101    6,551,835,017

(1) Based on a total of 831,730 options granted to all employees. All options granted to the named executive officers were granted on January 27, 1993 and became exercisable on July 27, 1993.

(2) At the assumed annual rates of stock price appreciation of 0%, 5% and 10%, the value of all 72,292,122 outstanding shares would increase by the amounts shown. There can be no assurance that the market price of Eaton shares will increase in the future.

- --------------------------------------------------------------------------------

LONG-TERM INCENTIVE PLAN AWARDS: The following table gives information regarding Long-Term Incentive Plan awards made during fiscal year 1993 to each of the named executive officers.

                                              PERFORMANCE
                            NUMBER OF           OR OTHER         ESTIMATED FUTURE PAYOUTS UNDER
                             SHARES,          PERIOD UNTIL         NON-STOCK PRICE BASED PLANS
                             UNITS OR          MATURATION      -----------------------------------
         NAME            OTHER RIGHTS(1)       OR PAYOUT       THRESHOLD      TARGET      MAXIMUM
- --------------------------------------------------------------------------------------------------
W. E. Butler                    N/A              4 years       $286,072      $572,144     $858,216
J. S. Rodewig                   N/A              4 years        196,374       392,748      589,122
S. R. Hardis                    N/A              4 years        168,579       337,158      505,737
A. M. Cutler                    N/A              4 years        156,538       313,075      469,613
G. L. Gherlein                  N/A              4 years         94,956       189,911      284,867
- --------------------------------------------------------------------------------------------------

(1) The awards made during 1993 were not based on units or shares. Rather, the estimated future payouts are predicated upon the achievement of corporate performance goals, specifically, cash flow return on gross capital measured at the end of the four-year award period. The achievement of approximately 80% of the goal will result in payment of the threshold amount, while attaining approximately 113% of the goal will result in payment of the maximum amount. All future payouts, if any, will be made in cash.

COMPENSATION COMMITTEE REPORT: This report by the Compensation Committee of the Board of Directors sets forth the Committee's compensation policies applicable to the Company's executive officers and the relationship between executive compensation and corporate performance.

GENERAL COMPENSATION POLICIES

The Compensation Committee, each member of which is a non-employee director, is responsible for recommending to the full Board the compensation of the Company's executive officers. The Compensation Committee's executive compensation policies are designed to provide levels of compensation that integrate compensation with the Company's performance goals, reward commendable corporate performance, recognize individual achievements and assist the Company in attracting, motivating and retaining highly qualified executives.

The Compensation Committee believes that its policies are best implemented by providing a compensation package comprised of separate components, all of which are designed to motivate executive performance, which in turn will enhance the Company's overall performance. These components are base salary, short-term incentive compensation and long-term incentive compensation, including stock options.

It has been the Committee's policy to establish target levels of compensation for executive officers at approximately the median range of compensation paid by comparably situated companies included in the survey data bases of several nationally recognized compensation consulting firms, except that target levels for long-term incentive cash compensation are established at approximately the 75th percentile. For 1993, base salaries and long-term incentive compensation paid were below the median and short-term incentive compensation was above the median.

A significant portion of executive compensation is directly related to the Company's financial performance and is therefore at risk. For 1993, 52% of the aggregate cash compensation to executive officers named in the compensation tables was based directly on specific corporate financial performance criteria as described below. This performance based portion of compensation includes (a) short-term incentive compensation and (b) long-term incentive compensation based on corporate performance during the four-year period 1990-1993. Although the Company's performance under the short-term incentive compensation plan exceeded target objectives, its four-year performance under the long-term incentive plan did not. Assuming the Company meets its established target objectives, 53% to 63% of aggregate cash compensation to the named executive officers would typically be based predominantly on corporate financial performance criteria. And stock option compensation, which is not included in this percentage, is also dependent to a significant extent on corporate financial performance.

The Compensation Committee believes that consistent achievement of the corporate financial performance criteria should enhance shareholder value. This relationship may at times be imprecise, however, because stock price valuation is influenced by a variety of factors, some of which are not directly related to corporate performance.

The Compensation Committee reviews the Company's total executive compensation package to be certain that it is consistent with the Committee's policies. This review, which is undertaken with the assistance of a nationally recognized consulting firm at least every other year and was last done in 1992, includes a comparison of base salary, short-term incentive compensation, long-term incentive compensation and stock options with similar compensation programs of other industrial corporations. It also evaluates the balance among the components of the compensation package and the effectiveness of various performance standards. Nineteen other industrial corporations were used for purposes of this comparison. (Sixteen of those corporations are included on the list of twenty corporations which comprise the peer group whose financial performance is shown on the graph on page 22. Four of the corporations included on that list of twenty were omitted because they did not participate in the consulting firm data base, and three other corporations which did participate were substituted for purposes of statistical reliability.)

The following sections of this report contain information concerning each component of the Company's compensation package.

BASE SALARY

In establishing base salaries for executive officer positions, the Compensation Committee is committed to pay-for-performance, internal equity and external equity.

Internal equity and external equity are involved in establishing base salary ranges for executive positions. Internal equity refers to the process of ensuring that the salary ranges applicable to the Company's executive positions, relative to themselves and others, correspond to their relative job content and responsibilities. At least every three years, the Company reviews its executive positions with a nationally recognized compensation consultant to ensure that its job evaluation practices are consistent with those of other companies. Although the Company attempts to be methodical in its approach, to a large extent internal equity is a subjective process.

External equity refers to the process by which the salary ranges of executive and other positions are compared to current actual rates for similar positions at other corporations, as reported in surveys of compensation practices prepared by nationally recognized compensation consultants. Several such surveys covering major industrial corporations, and the peer group of nineteen companies mentioned above, are used in this annual process to help ensure an accurate understanding of compensation being paid by the Company's competitors in the marketplace. As a matter of policy, base salary ranges together with short-term incentive compensation described below are targeted at approximately the 50th percentile for comparable positions at the companies included in these surveys.

In determining individual base salaries, the Committee considers individual performance, financial and operational performance of the responsibilities managed by the executive, budget performance, time in position, experience, knowledge and current position of the compensation within the salary range. These factors are considered subjectively in the aggregate and none of them are accorded a specific weight.

Consistently effective individual performance is a threshold requirement for any salary increase. Performance is evaluated by the Committee's assessment of how well the executive officer has discharged his or her responsibilities, taking into account actual performance in comparison to profit plans, performance of similarly situated companies, accomplishment of other short-and long-term objectives and various subjective criteria, including initiative, contribution to overall Company performance, leadership ability and ethical conduct. Increases in base salary which result from individual promotions to positions with higher base salary ranges are typically greater than ordinary performance increases.

Increases in the 1993 base salaries of the executive officers were based on the subjective judgment of the Committee, taking into account the performance and external equity considerations described above. These considerations included productivity improvements, contributions to the performance of the Company and the median base salaries of comparable companies.

SHORT-TERM INCENTIVE COMPENSATION

Under the Company's Executive Incentive Compensation Plan, the Company's executive officers and other key employees have the opportunity to earn annual performance bonuses. Target bonus opportunities are established by the Compensation Committee and are expressed as a percentage of the midpoint of the salary range for each executive officer. The actual bonuses depend upon:

bullet Whether the Company has achieved predetermined levels of cash flow return on the gross capital employed in the business.* In general terms, CRC reflects the relationship between the Company's net income and the capital resources used to generate that income, and eliminates the effects of goodwill and depreciation. In determining whether the Company achieved these predetermined levels for 1993 (and will achieve them for 1994 and 1995), the Board of Directors has neutralized the effect upon payments under the plan of any charges or write-offs related to the Company's acquisition of the Distribution and Control Business Unit from Westinghouse Electric Corporation. In all other respects, in 1993 the Company achieved the predetermined level of CRC which was required by the terms of this plan in order to earn the payments actually made.

bullet Individual performance ratings, which are based upon subjective evaluations in order to allow maximum flexibility for the recognition of unanticipated challenges and opportunities. These ratings reflect the Committee's assessment of individual performance, and take into account internal corporate measurements such as the

- ---------------

* Cash flow return on gross capital employed in the business is referred to herein as "CRC".

  Company's actual performance in comparison to its profit plan. They may also take into account external forces indicative of the difficulty of the task confronting the executive, such as general economic conditions experienced by the Company and the performance of other large industrial corporations.

With respect to the relative weights of these factors used to determine short-term incentive payments, no payments will be made unless the Company achieves the predetermined levels of CRC. If those levels are achieved, then the individual ratings may vary the award. The variations may range from complete elimination of the award to increasing it up to 150% of the award otherwise payable to the individual under the plan.

The plan authorizes the Compensation Committee to increase or decrease the total amount available for bonuses to participants under the plan's formula by up to 10%. On those infrequent occasions when an adjustment is made, the Committee takes into account external forces indicative of the difficulty of the task confronting the Company, such as general economic conditions, the performance of other large industrial corporations, and significant corporate accomplishments. In deciding whether or not to make any such adjustment, these factors are not given any pre-assigned weight. It is a subjective decision based upon the business experience and judgment of the members of the Committee. In 1993 this authority was exercised to increase the total amount available by 5% in order to provide appropriate awards to those participants who had made extraordinary contributions to the acquisition of the Distribution and Control Business Unit of Westinghouse Electric Corporation ("DCBU"). This acquisition represents significant progress made by the Company in pursuing its growth objectives. The aggregate additional amount authorized, however, was not paid because funds otherwise available under the plan were sufficient to recognize this accomplishment.

With respect to the 1993 bonuses for executive officers, including the Chief Executive Officer, the Company's CRC exceeded the level required for payment of target awards, and bonuses were paid based upon the factors described above.

Awards under the plan may be deferred at the election of executive officers and other key employees. Amounts deferred until retirement or thereafter are converted into contingent share units which are based on the fair market value of common shares of the Company at the time of the award, and which thereafter track the market value of those shares. Dividend equivalents are credited to these units in the form of additional contingent share units. After termination of employment, participants are entitled to the greater of (a) an amount based on the then-current market value of an Eaton common share or (b) an amount based on the quarterly average return on 13-week U.S. Treasury Bills.

LONG-TERM CASH COMPENSATION INCENTIVES

The Company provides long-term incentive awards to executive officers and other senior executives. In establishing long-term incentive plans, the Compensation Committee and the Board of Directors have concluded that target incentive compensation opportunities should be established at approximately the 75th percentile for comparable positions at similarly situated companies, as reported in the compensation surveys of several nationally recognized compensation consultants, but that payments should be linked to attaining aggressive Company performance objectives over the award period, as described below.

Long-term incentives in the form of contingent performance units have been awarded under the Company's Strategic Incentive and Option Plan. These units were granted annually prior to

1991, and their value depends upon whether the Company achieves threshold, target or maximum performance objectives during each four-year period beginning in the years the awards were granted. The performance objectives were established by the Board of Directors, after consideration of recommendations from the Compensation Committee. With some minor adjustments, they are expressed as a percentage of net income to the average capital employed in the Company's business.

In 1991 the Company implemented a new long-term incentive plan, called the Executive Strategic Incentive Plan, to replace the expiring Strategic Incentive and Option Plan. As under the old plan, grants under the new plan are made annually and their value depends upon whether the Company achieves established performance objectives during each four-year award period beginning in the years grants are made.

These performance objectives are established by the Compensation Committee and are expressed in terms of CRC. After extensive analysis and testing, CRC was selected as the measurement for performance objectives because the Compensation Committee concluded that, over time, consistently high CRC provides one of the best statistical links to sustained high market valuation of a company and that it reflects the contributions of a company's management.

Performance objectives expressed in terms of CRC, rather than in terms of the relationship of net income to average capital, were adopted in order to remove any disincentive to make either the strategic acquisitions or the capital investments deemed necessary to achieve the Company's long-range plans. When the performance objectives were changed from a net income basis to CRC, the Compensation Committee established levels of CRC performance required to earn awards under the plan which are generally equivalent to the net income-based objectives and which are consistent with the Committee's philosophy of setting aggressive performance expectations.

For minimum, target and maximum awards under the plan, the Compensation Committee determined the appropriate performance objectives, expressed in terms of levels of CRC, by reviewing the historical CRCs of the nineteen similarly situated companies included in the peer group mentioned above. Plan performance objectives for target awards were established at a level equal to the CRC earned by companies which were performing at approximately the top of the second highest quartile, as indicated by the historical data, of the peer group.

Assuming performance at or above the minimum performance objectives, awards under both plans will be paid in cash after the end of each four-year award period unless the participant has made an irrevocable election to defer all or part of that award. Awards that are deferred under the Strategic Incentive and Option Plan appreciate based upon the Company's annual after-tax return on shareholders' equity. No awards have yet been deferred under the Executive Strategic Incentive Plan because the first four-year award period under that plan has not yet been completed.

Performance objectives for the four-year award periods ended in 1993 and 1992 were adjusted in 1992 to reflect the impact on the Company's markets of severe global economic conditions. Performance objectives for the four-year award period ended in 1993 were adjusted to eliminate the effect of charges or writeoffs related to the acquisition of DCBU. The Company met the adjusted performance objectives for a threshold payment in each of those award periods. The adjusted performance objectives include a requirement that the Company's performance equal or exceed that of the median of the peer companies shown on the performance graph on page 22.

STOCK OPTIONS

The Company uses stock options as an important component of its executive compensation package because they directly align the interests of the executive officers with those of the Company's shareholders. Stock options provide officers with the opportunity to buy and maintain an equity interest in the Company, and to share in the appreciation of the value of the Company's common shares.

Options are usually issued annually, have an exercise price equal to the fair market value of the shares on the date of grant and, to encourage a long-term perspective, have an exercise period of ten years. The size of the option grant for each executive is targeted at the 50th percentile for comparable positions at the similarly situated companies included in the compensation surveys of nationally recognized compensation consultants.

The specific relationship of corporate performance to stock option compensation is that, over the long run, share price appreciation depends upon corporate performance, and without share price appreciation the options are of no value. The Company has not "repriced" stock options once they have been granted, has not granted options which have an exercise price of less than the share price upon the date of grant, has not adopted a restricted stock plan and no longer grants stock appreciation rights.

CHIEF EXECUTIVE OFFICER COMPENSATION AND COMPANY PERFORMANCE

The Chief Executive Officer's compensation for 1993 was earned pursuant to the executive compensation plans described in the preceding sections of this report. The performance factors and criteria on which his 1993 compensation was based are thus the same as those applicable to each of those plans, as summarized in the preceding sections. The amount of his 1993 base salary was based on an analysis of compensation at the companies included in compensation surveys and the nineteen companies in the peer group, level of responsibility, internal equity, individual performance, time in position, prior experience and knowledge. The amount of his 1993 earnings under the short-term incentive compensation plan was based upon the Company's CRC for 1993 and upon his individual performance rating. His 1993 award under the long-term incentive plan for the four-year award period beginning in 1993 was based upon compensation targets set at approximately the 75th percentile of compensation practices at the similarly situated companies included in the compensation surveys of several nationally recognized compensation consultants. The value of that award will depend upon the Company's CRC over the four-year award period ending in 1996. His 1993 grant of stock options was based on the 50th percentile for comparable positions at similarly situated companies in the compensation surveys. Each of these factors and criteria is described in the preceding sections of this report.

As described in preceding sections of this report, compensation under the Company's executive compensation plans calls for evaluation of individual performance. In evaluating the Chief Executive Officer's performance for purposes of base salary and short-term compensation, the Compensation Committee took into account a number of performance factors. First, it took into account the significant progress made by the Company, under the Chief Executive Officer's leadership, in pursuing its growth objectives. Corporate growth is critical and the Company is dedicated to pursuing sustainable profitable growth. In 1993 the Company entered into an agreement to purchase DCBU for a purchase price of approximately $1.1 billion. The purchase, which was completed on January 31, 1994 and which complements a number of the Company's existing product lines, is expected to increase the Company's consolidated annual sales by more than 25%. This acquisition offers the Company the opportunity to realize substantial synergies in the years ahead. The combination of Westinghouse power distribution equipment with the Company's industrial control products creates a strong electrical equipment competitor. It is an acquisition which the Company won in a competitive bidding process, and it was completed only after clearing significant regulatory and other hurdles.

Second, the Committee considered the Company's excellent financial record in 1993. The Company's annual total return to shareholders for 1993 was 26.3%, which exceeded the performance of the Standard & Poor's 500 Index and that of the peer group. (See performance graph on page 22.) The Company's 1993 earnings per share were $3.06 (before an integration charge of $.49 per share and an extraordinary item of $.10 per share) compared to $2.03 per share for 1992 (before the cumulative effect of accounting charges for postretirement benefits other than pensions and income taxes). This represents a 51% increase in earnings per share for the year.

In the opinion of the Committee, the Company's 1993 performance was directly related to the Chief Executive Officer's consistent emphasis in recent years on enhancing the Company's competitive position by cost restructuring and by other improvements in operations. He has focused on enhancing product quality, tightening cost controls, improving asset management skills and disposing of lower performing units and facilities. Under his leadership, Eaton's business units have also established annual productivity improvement goals, and measurement processes have been implemented to support this initiative.

TAX DEDUCTION FOR COMPENSATION
An amendment to the Internal Revenue Code, adopted in 1993 and effective January 1, 1994, limits to $1 million the annual income tax deduction for compensation which may be taken by any publicly held corporation for its Chief Executive Officer and its other four most highly-compensated officers. This deduction limit applies to all compensation except formula-driven performance-based compensation, deferred compensation, preexisting agreements and a few other items not relevant to the Company.

The Internal Revenue Service has recently issued proposed regulations, including transition rules, relating to this new law. Based on these materials, it is the Committee's current understanding that, in order to take advantage of the exception for performance-based compensation, the compensation must satisfy certain requirements. These include shareholder approval, the establishment of performance goals prior to the beginning of the performance period and administration by a committee of outside or disinterested directors.

The Compensation Committee, of course, would like to preserve the tax deduction for all compensation payments. It appears that compensation resulting from the exercise of stock options, one of the major components of the Company's executive compensation package, will continue to be deductible. It also appears, however, that compensation paid pursuant to other plans included in the Company's compensation package may not continue to be deductible unless those payments are deferred, or unless (among other things) the compensation plans are modified to completely eliminate the ability of the Compensation Committee to exercise any discretion after the beginning of a performance period that would have the effect of increasing the amount earned.

After considerable discussion, the Compensation Committee has concluded that the removal of its discretion, and that of the Board of Directors, to make administrative adjustments to its incentive plans which might result in increased awards would not be in the best interests of the Company and its shareholders. In recent years, the Compensation Committee has dealt with situations where the exercise of discretion was, in the Committee's opinion, advisable in order to adhere consistently to the Company's compensation philosophy. Both positive and negative adjustments have been made. Generally, these situations develop when unforeseen events beyond the control of management occur. For example, in 1993 the Company took a charge against earnings to reflect the costs associated with integrating the DCBU acquisition into the Company's operations. Given the strategic importance of this acquisition, the Compensation Committee felt it appropriate to neutralize the effect of this charge on the Company's incentive plans. Using discretion in this manner allows the Compensation Committee to apply its business judgment in a manner that is consistent with the best interests of the Company's shareholders.

The Committee will attempt to preserve the deductibility of compensation received by the most highly-compensated officers by encouraging voluntary deferrals by such officers where necessary and practical. The Compensation Committee will continue to monitor developments in this area.

Respectfully submitted to the Company's shareholders by the Compensation Committee of the Board of Directors.

                     Neil A. Armstrong, Chairman
                     Arthur Dole III
                     Charles E. Hugel
                     John R. Miller
                     Furman C. Moseley

COMPANY STOCK PERFORMANCE: The following graph compares the cumulative total return for Eaton common shares with the S&P 500 Index and a group of 20 peer companies: Allied-Signal Inc., Arvin Industries, Inc., Cummins Engine Company, Inc., Dana Corporation, Emerson Electric Co., General Signal Corporation, GTE Corporation, Honeywell Inc., Johnson Controls, Inc., Motorola, Inc., Navistar International Corporation, PACCAR Inc., Parker-Hannifin Corporation, Rockwell International Corporation, SPX Corporation, Sundstrand Corporation, TRINOVA Corporation, TRW Inc., United Technologies Corporation and
Westinghouse Electric Corporation.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG EATON, S&P 500 INDEX AND PEER COMPANIES
                  1988       1989      1990      1991      1992      1993
Peer Companies   1.000       1.324     1.192     1.451     1.635     2.027
Eaton            1.000       1.054     0.955     1.275     1.648     2.081
S&P 500          1.000       1.315     1.273     1.662     1.789     1.969


Assumes $100 invested on December 31, 1988 in Eaton common shares, the S&P 500 Index and stock of the peer companies. Total return assumes that all dividends are reinvested when received. The returns of each company in the peer companies are weighted based on their stock market capitalization.

RETIREMENT PLANS: The table below shows the annual normal retirement benefits payable pursuant to those plans upon retirement at age 65, under the standard post-retirement single life annuity option, for employees, including officers, in the compensation ranges specified, under various assumptions with respect to average final annual compensation and years of credited service. Under the standard post-retirement surviving spouse option, the participant receives a reduced pension, and a pension equal to 50% of his or her reduced pension is payable to his or her surviving spouse. The benefit for an employee electing that option whose spouse is three years younger would be approximately 11% less than the amounts shown in the table.

                               PENSION PLAN TABLE

    AVERAGE                   ANNUAL NORMAL RETIREMENT BENEFITS PURSUANT TO STANDARD
     FINAL              SINGLE LIFE ANNUITY OPTION FOR YEARS OF CREDITED SERVICE INDICATED
     ANNUAL       -------------------------------------------------------------------------------
  COMPENSATION    15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS      40 YEARS
- -------------------------------------------------------------------------------------------------
$    100,000      $  20,874     $  27,832     $  34,790     $  41,747     $  48,705     $  55,663
     200,000         43,374        57,832        72,290        86,747       101,205       115,663
     300,000         65,874        87,832       109,790       131,747       153,705       175,663
     400,000         88,374       117,832       147,290       176,747       206,205       235,663
     500,000        110,874       147,832       184,790       221,747       258,705       295,663
     600,000        133,374       177,832       222,290       266,747       311,205       355,663
     700,000        155,874       207,832       259,790       311,747       363,705       415,663
     800,000        178,374       237,832       297,290       356,747       416,205       475,663
     900,000        200,874       267,832       334,790       401,747       468,705       535,663
   1,000,000        223,374       297,832       372,290       446,747       521,205       595,663

The information contained in the preceding table is based on the assumption that the retirement plans will be continued in their present form.

Annual normal retirement benefits are computed at the rate of 1% of average final annual compensation up to the applicable Social Security integration level ($21,684 for 1993 retirements) plus 1 1/2% of average final annual compensation in excess of the Social Security integration level, multiplied by the employee's years of credited service.

An employee's average final annual compensation is the average annual amount of his or her total compensation (which includes salary and bonus as so identified in the Summary Compensation Table on page 12) for service during the five consecutive years within the last ten years of employment for which the employee's total compensation was greatest. Years of credited service is the number of years of employment between age 21 and retirement, with a maximum of 44 years. As of January 31, 1994, the number of years of credited service for each of the individuals named in the Summary Compensation Table on page 12 was as follows: W. E. Butler, 37.0; A. M. Cutler, 18.4; G. L. Gherlein, 27.6; S. R. Hardis, 14.4; and J. S. Rodewig, 36.9.
                                ---------------

Certain provisions of the Internal Revenue Code, as amended, limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted under the Code, the Board of Directors has authorized the payment out of Eaton's general funds of any benefits calculated under the provisions of the applicable retirement plan which may exceed those limits. The present value of these benefits will be paid in a single installment upon a proposed change in control of the Company, as described on page 11, unless otherwise determined by the Board of Directors.
                                ---------------

The Board of Directors has authorized a plan which provides supplemental annual retirement income to certain executives who do not have the opportunity to accumulate significant credited service with Eaton, provided that they retire at age 55 or older and have at least five years of service with Eaton. The amount of the annual supplement is generally equal to the amount by which a percentage (described below) of the executive's average final annual compensation exceeds his earned retirement income (which includes amounts receivable pursuant to the retirement plans described above as well as pursuant to retirement plans maintained by the executive's previous employers). The percentage of average final annual compensation used for this purpose depends upon an executive's age and years of service at retirement. The percentage ranges from 20% (for retirements at age 55 with less than 15 years of service) to 45% (for retirements at age 65 with 15 years or more of service). Under the amended plan, the present value of payments will be paid in a single installment upon a proposed change in control of the Company, as described on page 11, unless otherwise determined by the Board of Directors. Three executive officers currently are participating in the plan, of whom one, S. R. Hardis, is named in the Summary Compensation Table on page 12. The estimated annual benefits payable under this plan to Mr. Hardis are $84,073, based on the assumptions that Mr. Hardis retires at age 65 and that his base salary and target incentive compensation increase at 4% per annum.
                                ---------------

Since 1985, the Company has maintained severance pay agreements with all of its executive officers including the individuals named in the Summary Compensation Table on page 12. Such agreements provide payments only in the event of termination of employment following a change in control of the Company, as described below. The purpose of the severance pay agreements is to encourage the officers to continue to carry out their duties in the event of a change in control of the Company. Benefits are paid under the severance pay agreements to the officers only in the event of a termination of employment following certain changes in control of the Company through the acquisition of shares representing 25% or more of the voting power of the Company or by virtue of its merger or consolidation into or sale of assets to another corporation or by virtue of the individuals who at the beginning of the period constituted the Board of Directors of the Company ceasing to constitute for any reason during any two-year period at least a majority of the Board unless the election of each new director was approved by a two-thirds vote of the directors in office at the beginning of the period. Each officer would be entitled to certain benefits in the event that, within a period of five years following such change in control, the officer's employment with the Company is terminated unless such termination is (i) due to the officer's death, (ii) by the Company for "cause" or due to the officer's "disability" or (iii) by the officer other than for "good reason" (as such terms are defined in the agreements). Benefits are not available if the Compensation Committee of the Board determines that the change in control was initiated by the officers. Except as limited under the circumstances described in the following sentence, such benefits would consist of severance pay equal to the officer's then-current annual salary plus an amount equal to the officer's average award under the Executive Incentive Compensation Plan for the preceding five years multiplied by the lesser of a number not to exceed three or the number of full calendar years and portion of a calendar year to the nearest one-tenth remaining until retirement, and continued participation, for three years or until retirement, if earlier, in all employee benefit programs in which the officer participated immediately prior to the termination of the officer's employment. If any of these benefits, either alone or together with any other payments or benefits provided to the officer other than pursuant to the agreements, would constitute a "parachute payment" subject to the 20% excise tax under certain provisions of the Internal Revenue Code, the benefits under the agreements are to be reduced to the largest amount which will result in no portion of such payments or benefits being subject to the excise tax. Also, under the agreements, upon a proposed change in control of the Company, as described on page 11, unless otherwise determined by the Board of Directors, the Company is required to transfer to a trust an amount sufficient to provide for the benefits to which the officers would be entitled under the agreements if their employment were then terminated. If a change in control of the Company were to occur at the present time and the employment of all the individuals having the severance pay agreements were to terminate in a manner entitling them to payments under the agreements, the aggregate maximum amount of the payments to all such individuals, as a group, based on their current annual salaries plus the most recent five-year average of their awards under the Executive Incentive Compensation Plan would be approximately $17.1 million. The Company has no knowledge or belief that any change in control of the Company will occur in the foreseeable future. Even if a change in control were to occur, the individuals (if any) whose employment would terminate in a manner entitling them to compensation under their agreements cannot now be determined, and it is possible that no compensation or benefits will ever be provided under any of the agreements.

2. ADOPTION OF AMENDED ARTICLES OF INCORPORATION TO PROVIDE FOR ADDITIONAL COMMON SHARES

The Board of Directors recommends the adoption of Amended Articles of Incorporation to increase the number of authorized Eaton common shares with a par value of 50c each from 150 million to 300 million.

At January 31, 1994, there was a total of 77,934,196 common shares outstanding, in Eaton's treasury, and reserved for issuance under stock options. At January 31, 1994, Eaton therefore had 72,065,804 authorized, unissued and unreserved common shares.

Although management has made no decision to issue substantial numbers of additional common shares, increasing the number of authorized common shares at this time will enable Eaton to have available authorized common shares to issue in a stock split, for acquisitions and for other proper corporate purposes should the need arise. Although it is anticipated that no shareholder authorization for the issuance of these common shares will be solicited, in certain circumstances it may be required.

Although the purposes of the Board of Directors in proposing this amendment are as stated above, the authorized but unissued common shares could be used by the Board of Directors to make it more difficult to effect a change in control of the Company by decreasing the percentage of the share ownership of those persons seeking to obtain control. For example, common shares could be sold in a private placement to a purchaser who might oppose a change in control of the Company.

The Board of Directors is not aware of any pending or proposed effort to take over control of the Company or to change management.

The Company's Amended Articles of Incorporation contain provisions requiring the affirmative vote of two-thirds of the shareholder voting power to approve certain mergers, consolidations, dispositions of assets and majority share acquisitions. The Company's Amended Regulations provide for the classification of the Board of Directors into three approximately equal classes, only one of which would be elected annually for a three-year term; the removal of directors with or without cause by the vote of two-thirds of the shareholder voting power entitled to elect directors in place of those to be removed; the change in the size of the Board of Directors by the vote of two-thirds of the shareholder voting power represented at a meeting and entitled to vote; the calling of special shareholders' meetings by persons who hold not less than 50% of all Company shares outstanding and entitled to vote; the amendment of the Amended Regulations without a meeting by the written consent of shareholders entitled to exercise two-thirds of the voting power on such an amendment; and the amendment of various provisions of the Amended Regulations only by the affirmative vote of the shareholders entitled to exercise two-thirds of the voting power on such an amendment.

This proposal would be implemented by deleting Article FOURTH A and B of the Amended Articles of Incorporation and by inserting the following in lieu thereof:

FOURTH: The authorized number of shares of the Corporation is Three Hundred Fourteen Million One Hundred Six Thousand Three Hundred Ninety-Four (314,106,394) classified and designated as follows:

A. Serial Preferred Shares: Fourteen Million One Hundred Six Thousand Three Hundred Ninety-Four (14,106,394) shares are classified and designated as Serial Preferred Shares without par value and are herein called the "Serial Preferred Shares"; and

B. Common Shares: Three Hundred Million (300,000,000) shares are classified and designated as Common Shares with a par value of Fifty Cents (50c) each and are herein called the "Common Shares".

In all other respects, the proposed Amended Articles of Incorporation would be identical to the existing Amended Articles of Incorporation.

Upon the issuance of common shares, no Eaton shareholder is entitled, as such, as a matter of right to subscribe for or purchase any part of such issue.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE PROPOSED AMENDED ARTICLES OF INCORPORATION.

3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Upon recommendation of its Audit Committee, the Board of Directors has appointed the accounting firm of Ernst & Young as independent auditors to conduct the annual audit of Eaton's books and records for 1994. The submittal of this matter to the shareholders at the annual meeting is not required by law or by Eaton's Amended Regulations. The Board of Directors is, nevertheless, submitting it to the shareholders to ascertain their views. If this proposal is not approved at the annual meeting by the affirmative vote of holders of the majority of the outstanding common shares of the Company entitled to vote at the meeting, the Board intends to reconsider its appointment of Ernst & Young as independent auditors.

A representative of Ernst & Young will be present at the annual meeting to make a statement, should he or she desire to do so, and to answer any questions concerning the independent auditors' areas of responsibility.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.

4. SHAREHOLDER PROPOSAL

The Company has been notified that a shareholder, the General Board of Pension and Health Benefits of the United Methodist Church (1200 Davis Street, Evanston, Illinois 60201), holder of 8,430 Eaton common shares as of September 30, 1993, intends to present a proposal at the annual meeting. Co-sponsors of the proposal are the Sisters of St. Dominic of Caldwell, New Jersey (52 Old Swartswood

Station Road, Newton, New Jersey 07860), holders of 2,000 Eaton common shares as of November 5, 1993, and the Our Lady of Lourdes Medical Center, New York, New York (1600 Haddon Avenue, Camden, New Jersey 08103), holder of 4,000 Eaton common shares as of December 16, 1993. Eaton disclaims any responsibility for the content of the proposal and supporting statement, which is presented as received from the shareholders.

                                ---------------

WHEREAS, the Cold War's end has produced critical socioeconomic dislocations, rather than a peace dividend because of the resultant cutbacks in federal funding for the development and procurement of weapons systems;

WHEREAS, history teaches that it is easier for plowshare makers to get into swords than for arms suppliers to diversify into civilian markets;

WHEREAS, reductions in Pentagon budgets have not only caused severe job losses but also raised the issue of how to make productive use of high-tech resources and skilled manpower;

WHEREAS, corporations dependent upon military contracts can alleviate many of the difficulties involved in reordering their priorities and allocating assets to commercial/industrial ventures, by employing a collaborative planning process known as economic conversion;

WHEREAS, Eaton Corporation relies on defense business for a significant portion of its revenues and earnings;

WHEREAS, it would be in the interest of creditors, customers, employees, host communities, shareholders, vendors and the country for our company to make economic conversion an integral part of its business plans;

RESOLVED: Shareholders ask the board of directors to prepare and publish within six months of the 1994 annual meeting, a detailed report on economic conversion, which would include such data as:

1. The percentage of sales and profits attributable to military contracts during the most recent fiscal year, plus projections for the 1994-96 period;

2. A census of the employees working on military contracts and an audit of their skills, in particular, those that could be used on civilian projects;

3. A summary of plans to diversify into nonmilitary markets, institute retraining programs for workers who might otherwise be let go, provide outplacement counseling for those who are laid off, and adapt defense plans for industrial production;

4. A synopsis of working relationships with labor unions, regional planning commissions, government agencies or other organizations that could assist our company in identifying and capitalizing on opportunities in the private sector;

5. A briefing on formal in-house programs designed to cushion the impact of declining Pentagon budgets upon our company's income statement and its work force.

PROPONENTS' STATEMENT IN SUPPORT OF THE PROPOSAL: Absent, innovative responsive planning at the corporate level, the sponsors of this resolution believe the price of peace could prove unnecessarily high in human terms. The financial hardships due to plant closings have significantly affected families and communities. Neither the company nor the nation can afford to waste the technical expertise of a seasoned work force in an increasingly competitive world. As shareholders, we earnestly hope Eaton Corporation will appreciate the many benefits of making economic conversion an integral element of corporate policy.

                                ---------------

THE EATON BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

Last year, the shareholders of the Company defeated this proposal, with only 10.22% of the votes cast voting in favor of the proposal. A similar proposal was voted down by the shareholders in 1992.

The Board of Directors opposes this shareholder proposal because of the limited extent of Eaton's military business and because the proposal calls for detailed information about a corporate process which is within the area of authority of the Board of Directors.

Eaton is a diversified, global manufacturer of vehicle powertrain components and a broad variety of control products. Eaton's business is not dependent upon Government defense contracts and, consequently, Eaton believes that the shareholder proposal is misdirected.

Given the limited nature of Eaton's sales to the Government, the Board's opinion is that a report of the nature requested in the shareholder proposal would serve no significant purpose and would provide no material information beyond that already being communicated by the Company to its shareholders, employees and the general public.

Further, as part of prudent management, the Company continuously analyzes the prospects for its current product mix and for new or alternate products in an effort to allocate its resources in a manner that will be in the best interests of all its shareholders. This includes an analysis of the feasibility of reallocating resources from the defense business to other Government or commercial business opportunities. In connection with any decision to commence, continue or discontinue production of any product, as a matter of corporate and social responsibility, the Company takes into account the impact of that decision upon its various constituencies, including its shareholders and employees. A report to shareholders setting forth the details of this process would involve shareholders in day-to-day operations, the authority for which is given to the directors and management under law.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOREGOING SHAREHOLDER PROPOSAL.

5. OTHER BUSINESS

Management does not know of any other matters requiring shareholder action that may come before the meeting; but, if any are properly presented, the individuals named in the enclosed form of proxy have discretionary authority to act on such matters and will vote thereon according to their best judgment.

OWNERSHIP OF OUTSTANDING VOTING SHARES

Set forth below is certain information concerning persons who are known by Eaton to have reported that they own beneficially more than 5% of any class of the Company's voting shares as of the most recent practicable date.

            TITLE OF CLASS: COMMON SHARES
- ------------------------------------------------------

                              NUMBER       PERCENT
      NAME AND ADDRESS       OF SHARES       OF
     OF BENEFICIAL OWNER       OWNED        CLASS
- --------------------------------------------------
Society Corporation          3,883,623(1)     5.6%
127 Public Square
Cleveland, Ohio 44114-1306

- ---------------

(1) Society Corporation (now renamed KeyCorp) has filed with the Securities and Exchange Commission a Schedule 13G dated February 8, 1994, which reports the beneficial ownership of 3,883,623 Eaton common shares. As reported in the
    Schedule 13G, Society Corporation has the sole power to vote or to direct the vote of 478,468 common shares; sole power to dispose or to direct the disposition of 170,836 common shares; shared power to vote or to direct the vote of 3,389,915 common shares; and shared power to dispose or to direct the disposition of 3,677,321 common shares. (Society National Bank is trustee for certain employee benefit plans of the Company and its subsidiaries, which on January 31, 1994 held 10,401,723 common shares for the benefit of participating employees, or 14.4% of common shares outstanding.)

The following table shows the beneficial ownership, reported to the Company as of January 31, 1994 of common shares of the Company, including shares as to which a right to acquire ownership within 60 days after January 31, 1994 exists through the exercise of stock options, of each director and nominee, the Chief Executive Officer and the four other most highly compensated executive officers and, as a group, of such persons and all other executive officers.

        TITLE OF CLASS: COMMON SHARES
- ---------------------------------------------
      NAME OF            NUMBER       PERCENT
     BENEFICIAL         OF SHARES       OF
       OWNER            OWNED(1)      CLASS(2)
- ---------------------------------------------
N. A. Armstrong            1,800(3)         --
W. E. Butler             228,431(4,5)       --
A. M. Cutler             121,539(3,4,5)     --
P. B. Davis                  652            --
A. Dole III               31,312            --
G. L. Gherlein           101,311(3,4,5)     --
S. R. Hardis             153,867(4,5)       --
C. E. Hugel                6,000            --
J. R. Miller               4,500            --
F. C. Moseley              4,650(3)         --
H. G. Pattillo             7,500            --
V. A. Pelson                 200            --
A. W. Reynolds             6,000            --
J. S. Rodewig            113,218(3,4,5)     --
G. L. Tooker                 700(3)         --
H. T. Yang                   120(3)         --
Directors, Nominees
  and Executive
  Officers as a
  group of 27          1,214,144(3,4,5)    1.7%

[FN]
- ---------------
(1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(2) Less than 1% unless otherwise indicated.

(3) Includes shares held jointly or in other capacities, such as by trust.

(4) Includes shares held under the Eaton Corporation Share Purchase and Investment Plan as of January 31, 1994. Participants in the Plan are entitled to direct the Plan trustee's voting of shares which are not allocated to any participant's account. None of those shares are included among the shares beneficially owned by the executive officers.

(5) Includes shares which may be acquired within 60 days after January 31, 1994 upon the exercise of outstanding stock options as follows: 194,898; 105,698; 64,898; 102,800; 104,098; and 908,752 shares for, respectively, Messrs.
    Butler, Cutler, Gherlein, Hardis, Rodewig and all executive officers as a group.

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and holders of more than 10% of the Company's common shares to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. The Company believes that during the year ended December 31, 1993, its officers, directors and holders of more than 10% of the Company's common shares complied with all Section 16(a) filing requirements.

FUTURE SHAREHOLDER PROPOSALS

Shareholders who wish to submit proposals for inclusion in the proxy statement and for consideration at the annual meeting must do so on a timely basis. In order to be included in the proxy statement for the 1995 annual meeting, proposals must relate to proper subjects and must be received by the Corporate Secretary, Eaton Corporation, Eaton Center, Cleveland, Ohio 44114-2584, before November 18, 1994.

By order of the Board of Directors

Earl R. Franklin
Secretary

March 18, 1994

ADMISSION TO THE ANNUAL MEETING

Shareholders who plan to attend the 1994 annual meeting of shareholders may apply for admission tickets at the Registration Desk immediately prior to the meeting. Those whose shares are registered in a broker's or bank's name should obtain certification of ownership to bring to the meeting.

EATON CORPORATION
Eaton Center
Cleveland, Ohio 44114-2584

- --------------------------------------------------------------------------------

         EATON CORPORATION
         EATON CENTER
  P      CLEVELAND, OHIO 44114-2584
  R      -------------------------------------------------------------------
  O      The undersigned hereby appoints W. E. Butler, G. L. Gherlein and E. R.
  X      Franklin as proxies, each with the power to appoint his substitute,
  Y and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the Eaton common shares, including reinvestment shares, if any, held by the undersigned on February 28, 1994, at the annual meeting of shareholders to be held at The Forum Conference and Education Center, One Cleveland Center, Cleveland, Ohio on April 27, 1994, at 10:30 a.m. local time and at any adjournments thereof.


         Election of Directors: A. M. Cutler, P. B. Davis, S. R. Hardis, H. G.
                                Pattillo, V. A. Pelson, G. L. Tooker and H. T. Yang


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, IT WILL BE VOTED FOR ITEMS #1, #2 AND #3 AND AGAINST ITEM #4 UNLESS CONTRARY INSTRUCTIONS ARE
         INDICATED ON THE REVERSE SIDE.

         PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED
         ENVELOPE.

                                                                SEE REVERSE
                                                                   SIDE

  /X/   PLEASE MARK YOUR             SHARES IN YOUR NAME  REINVESTMENT SHARES
        VOTES AS IN THIS
        EXAMPLE.

                   FOR    WITHHELD                                                    FOR  AGAINST   ABSTAIN
1. Election of     / /     / /        BOARD RECOMMENDS A       2. Adopt Amended       / /   / /       / /
   Directors                          VOTE FOR #1, #2             Articles
  (see reverse)                       AND #3.
                                                               3. Ratify              / /   / /       / /
                                                                  Independent
For, except vote withheld                                         Auditors
from the following
nominee(s):                                                       BOARD RECOMMENDS A VOTE AGAINST #4.

                                                               4. Shareholder        / /   / /       / /
                                                                  Proposal:
                                                                  Economic
                                                                  Conversion

                                      Attend   / /             5. In their discretion, the proxies are
                                      Meeting                     authorized to vote upon such other
                                                                  business as  may properly come before
                                                                  the meeting.



     SIGNATURE(S) __________________________________________  DATE _____________

     SIGNATURE(S) __________________________________________  DATE _____________

     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
           When signing as attorney, executor,
           administrator, trustee or guardian,
           please give full title as such.

         CONFIDENTIAL VOTING INSTRUCTIONS

         TO SOCIETY NATIONAL BANK, TRUSTEE FOR THE AIL SYSTEMS INC. EMPLOYEES' INVESTMENT PLAN:

         The undersigned, as a participant in the above Plan, hereby directs the Trustee to vote in person or by proxy all common shares of Eaton Corporation credited to the undersigned's account under the Plan on the record date for the annual meeting of shareholders of Eaton Corporation to be held at The Forum Conference and Education Center, One Cleveland Center, Cleveland, Ohio, on April 27, 1994, at 10:30 a.m. local time and at any adjournments thereof. The Trustee is hereby instructed to vote FOR Items #1, #2 and #3 and AGAINST Item #4 unless contrary voting instructions are indicated on the reverse side of this card. Common shares for which the Trustee does not receive directions are voted by the Trustee in accordance with and in the same proportion as the common shares for which it receives voting instructions.

         Election of Directors:  A. M. Cutler, P. B. Davis, S. R. Hardis,
                                 H. G. Pattillo, V. A. Pelson, G. L. Tooker and H. T. Yang



                                                                SEE REVERSE
                                                                   SIDE

  /X/   PLEASE MARK YOUR                                  PLAN SHARES
        VOTES AS IN THIS
        EXAMPLE.


1. Election of       FOR     WITHHELD    BOARD RECOMMENDS A       2. Adopt Amended   FOR   AGAINST   ABSTAIN
   Directors        / /      / /         VOTE FOR #1, #2             Articles        / /    / /       / /
  (see reverse)                          AND #3.
                                                                  3. Ratify          / /   / /        / /
For, except vote withheld from                                       Independent
the following nominee(s)                                             Auditors

                                                                     BOARD RECOMMENDS A VOTE AGAINST #4.

                                                                  4. Shareholder     / /   / /       / /
                                                                     Proposal:
                                                                     Economic
                                                                     Conversion

                                                                  5. In their discretion, the proxies are
                                                                     authorized to vote upon such other
                                                                     business as may properly come before
                                                                     the meeting.

     MEMBER'S SIGNATURE ___________________________________    DATE __________

     NOTE: Please sign, date and return promptly to Society National Bank in the enclosed envelope to protect confidentiality.

         CONFIDENTIAL VOTING INSTRUCTIONS

         TO SOCIETY NATIONAL BANK, TRUSTEE FOR THE EATON CORPORATION SHARE PURCHASE AND INVESTMENT PLAN ("SPIP"):

         The undersigned, as a participant in SPIP, hereby directs the Trustee to vote in person or by proxy (a) all common shares of Eaton Corporation credited to the undersigned's account under the Plan on the record date ("allocated shares"); and (b) the proportionate number of common shares of Eaton Corporation which are not allocated to the account of any participant ("unallocated shares") and as to which the undersigned is entitled to direct the voting in accordance with the Plan provisions, in each case for the annual meeting of shareholders of Eaton Corporation to be held at The Forum Conference and Education Center, One Cleveland Center, Cleveland, Ohio, on April 27, 1994, at 10:30 a.m. local time and at any adjournments thereof. The Trustee is hereby instructed to vote FOR Items #1, #2 and #3 and AGAINST Item #4 unless contrary voting instructions are indicated on the reverse side of this card. Under SPIP, allocated shares for which the Trustee does not receive directions in the form of a signed voting instruction card are voted by the Trustee in accordance with and in the same proportion as the allocated shares for which it receives voting instructions. Unallocated shares are voted by the Trustee as directed by the participants who return signed voting instruction cards. (Any participant wishing to vote the unallocated shares differently from the allocated shares may do so by requesting a separate voting instruction card from Society National Bank at P.O. Box 94717, Cleveland, Ohio 44101 (216) 689-3604.)

         Election of Directors:  A. M. Cutler, P. B. Davis, S. R. Hardis, H.
                                 G. Pattillo, V. A. Pelson, G. L. Tooker
                                 and  H. T. Yang



                                                                SEE REVERSE
                                                                   SIDE

  /X/   PLEASE MARK YOUR                                          PLAN SHARES
        VOTES AS IN THIS
        EXAMPLE.

[CAPTION]

                     FOR   WITHHELD                                              FOR   AGAINST   ABSTAIN
1. Election of       / /    / /       BOARD RECOMMENDS A     2. Adopt Amended    / /    / /       / /
   Directors                          VOTE FOR #1, #2           Articles
   (see reverse)                      AND #3.
                                                             3. Ratify          / /     / /       / /
                                                                Independent
                                                                Auditors
For, except vote withheld
from the following                                              BOARD RECOMMENDS A VOTE AGAINST #4.
nominee(s):
                                                             4. Shareholder    / /     / /       / /
                                                                Proposal:
                                                                Economic
                                                                Conversion

                                                             5. In their discretion, the proxies are authorized
                                                                to vote upon such other business as
                                                                may properly come before the meeting.

     MEMBER'S SIGNATURE _____________________________________  DATE  __________

     NOTE: Please sign, date and return promptly to Society National Bank in the enclosed envelope to protect confidentiality.

         CONFIDENTIAL VOTING INSTRUCTIONS (UNALLOCATED SHARES ONLY)

         TO SOCIETY NATIONAL BANK, TRUSTEE FOR THE EATON CORPORATION SHARE PURCHASE AND INVESTMENT PLAN ("SPIP"):

         The undersigned, as a participant in SPIP, hereby directs the Trustee to vote in person or by proxy the number of common shares of Eaton Corporation which are not allocated to the account of any participant in SPIP (the "unallocated shares"); and as to which the undersigned is entitled to direct the voting in accordance with the provisions of SPIP for the annual meeting of shareholders of Eaton Corporation to be held at The Forum Conference and Education Center, One Cleveland Center, Cleveland, Ohio, on April 27, 1994, at 10:30 a.m. local time and at any adjournments thereof. The Trustee is hereby instructed to vote FOR Items #1, #2 and #3 and AGAINST Item #4 unless contrary voting instructions are indicated on the reverse side of this card. Unallocated shares are voted by the Trustee as directed by the participants who return signed voting instruction cards.

         Election of Directors:  A. M. Cutler, P. B. Davis, S. R. Hardis,
                                 H. G. Pattillo, V. A. Pelson, G. L. Tooker and H. T. Yang


                                                                SEE REVERSE
                                                                   SIDE

 /X/   PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.


                     FOR   WITHHELD                                                      FOR   AGAINST   ABSTAIN
1. Election of       / /    / /         BOARD RECOMMENDS A           2. Adopt Amended   / /     / /       / /
   Directors                            VOTE FOR #1, #2                 Articles
   (see reverse)                        AND #3.
                                                                     3. Ratify          / /     / /      / /
                                                                        Independent
For, except vote withheld                                               Auditors
from the following
nominee(s):                                                             BOARD RECOMMENDS A VOTE AGAINST #4.

                                                                     4. Shareholder    / /      / /      / /
                                                                        Proposal:
                                                                        Economic
                                                                        Conversion

                                                                     5. In their discretion, the proxies are authorized
                                                                        to vote upon such other business as
                                                                        may properly come before the meeting.


     MEMBERS SIGNATURE  _____________________________________  DATE ___________

     NOTE: Please sign, date and return promptly to Society National Bank in the enclosed envelope to protect confidentiality.